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EXHIBIT 99.1    PRESS RELEASE




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Security Financial Bancorp., Inc.         PL Capital LLC
9321 Wicker Avenue                        2015 Spring Road
St. John, IN  46373                       Suite 290
                                          Oak Book, IL  60523


For Immediate Release:  September 8, 2000

Contact: For Security Financial Bancorp, Inc. -- John P. Hyland

                                         President and Chief Executive Officer

                                         Tel.  219-365-4344

         For PL Capital Group --         John W. Palmer

                                         Principal

                                         Tel.  630-928-0231

Security Financial Bancorp., Inc. Announces Agreement with the PL Capital Group

St. John, Indiana -- Security Financial Bancorp., Inc. (Nasdaq SmallCap: SFBI), the holding company for Security Federal Bank & Trust, and the PL Capital Group today announced an agreement resulting in the appointment of John W. Palmer and Richard Lashley to the Board of Directors of the Company. Messrs. Palmer and Lashley were also appointed to the Board of Directors of the Bank, subject to regulatory approval. This will result in the expansion of the Boards of Directors of the Company and the Bank from nine to eleven members. As part of the agreement, one of Messrs. Palmer or Lashley will also be appointed to the
Asset/Liability and Executive Committees of the Board of Directors. The PL Capital Group has withdrawn its Notice of Intent to Nominate Two Directors, as well as its preliminary proxy materials previously filed with the Securities and Exchange Commission, and have agreed to vote their shares in favor of the
Company's nominees for election to the Board of Directors at Security Financial's Annual Meeting of Shareholders scheduled to be held on October 19, 2000, as well as in favor of the ratification of the Company's auditors for the fiscal year ended December 31, 2000, and in favor of the approval of the Security Financial Bancorp., Inc. 2000 Stock-Based Incentive Plan.

Security Federal Bank & Trust is a federally chartered savings bank headquartered in St. John, Indiana. The Bank conducts business through its main headquarters and five branch offices located in Lake and Porter counties, Indiana.


Statements contained in this news release which are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statement are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited, factors discussed in documents filed by the Company with Securities and Exchange Commission from time to time.